Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SIRIUS SATELLITE RADIO INC.
          The undersigned officer of Sirius Satellite Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
          FIRST: The name of the Corporation is Sirius Satellite Radio Inc.
          SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:
          “Fourth: (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 4,550,000,000 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) 4,500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).”
          THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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          IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this 28th day of July, 2008.

Sirius Satellite Radio Inc.
/s/ Patrick L. Donnelly
Name:	Patrick L. Donnelly
Title:	Executive Vice President, General Counsel and Secretary